OFFER TO PURCHASE FOR CASH
                          LIMITED PARTNERSHIP INTERESTS
                                       OF
                    ENSTAR INCOME/GROWTH PROGRAM FIVE-B, L.P.
                                       AT
                                 $80.00 PER UNIT
                                       by
                      MADISON LIQUIDITY INVESTORS 104, LLC

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD
             TIME, ON MARCH 10, 1999, UNLESS THE OFFER IS EXTENDED.

      Madison Liquidity Investors 104, LLC (the "Purchaser") hereby seeks to acquire limited partnership interests (the "Units") in ENSTAR INCOME/GROWTH PROGRAM FIVE-B, L.P., a Delaware limited partnership (the "Partnership"). The Purchaser hereby offers to purchase up to 5,923 Units at $80.00 per Unit (the "Purchase Price"), in cash, reduced by (i) the $25.00 transfer fee (per transfer, not per Unit) charged by the Partnership and (ii) any cash distributions made on or after February 10, 1999 (the "Offer Date"), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Agreement of Assignment and Transfer, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The Offer will expire at 5:00 p.m., Eastern Standard Time, on March 10, 1999 or such other date to which the Offer may be extended (the "Expiration Date"). The Units sought pursuant to the Offer represent 9.9% of the Units outstanding as of September 30, 1998. This Offer is being made by the Purchaser solely for investment purposes. In the event that more than 5,923 Units are tendered and not validly withdrawn prior to the Expiration Date, the Purchaser will accept for payment and pay for an aggregate of 5,923 validly tendered Units on a pro rata basis in accordance with the terms and conditions of the Offer. All validly tendered Units that are not properly withdrawn prior to the Expiration Date, and not otherwise subject to proration, shall be paid to the Unitholder by the Purchaser's Tender Agent in accordance with the terms and conditions of the Offer. The Purchaser intends to file a
Schedule 14D-1 with the United States Securities and Exchange Commission in connection with the Offer. The Purchaser's information contained in its anticipated filing on Schedule 14D-1 and the exhibits thereto will be incorporated herein by reference. THIS OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. A UNITHOLDER MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNITHOLDER AS LONG AS SUCH TENDER DOES NOT OTHERWISE VIOLATE THE TERMS OF THE LIMITED PARTNERSHIP AGREEMENT.

      The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) upon the occurrence of any of the conditions specified in
Section 14 of the Offer to Purchase, to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, or to delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for, and (iii) to amend the Offer in any respect. Notice of any such extension, termination or amendment will promptly be disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act. In conjunction with this publication, a request of the General Partner will be made for the use of the list of Unitholders and security position listings for the purpose of dissiminating this Offer to Unitholders. Tender offer materials will be mailed to Unitholders of record and will be furnished to brokers, banks and similar persons whose name appears or whose nominee appears on the list of Unitholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of such securities.

      Questions and requests for assistance or additional copies of the offering material may be directed to MADISON LIQUIDITY INVESTORS 104, LLC C/O GEMISYS TENDER SERVICES, 7103 SOUTH REVERE PARKWAY, ENGLEWOOD, COLORADO 80112, TELEPHONE
(303) 705-6390.

February 10, 1999